Exhibit 4.8
AMENDMENT NO. 2
TO
WINDSTREAM 401(k) PLAN
(January 1, 2015 Restatement)

WHEREAS, Windstream Services, LLC (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2015, as amended (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respect hereinafter set forth:

Effective as of August 1, 2016, the second paragraph of Section 11.01 of the Plan is revised to provide as follows:

There shall be an Investment Fund known as the CS&L Stock Fund, which shall be invested in common stock of Communications Sales & Leasing, Inc., a Maryland corporation, (“CS&L) for the period from April 24, 2015, the Distribution Date as defined in the Separation and Distribution Agreement between Windstream Holdings, Inc. and Communications Sales & Leasing, Inc., through October 24, 2016, but not thereafter except to the extent necessary for an independent fiduciary as appointed by the Investment Committee to liquidate the CS&L common stock held in the CS&L Stock Fund as soon as practicable after October 24, 2016 in accord with such rules and procedures as set forth by the independent fiduciary and the Plan Administrator. Following such liquidation of the CS&L common stock in the CS&L Stock Fund, the assets of the CS&L Stock Fund shall be transferred to the respective Participant’s qualified default investment alternative within the meaning of Department of Labor Regulation Section 2550.404c-5. Prior to the liquidation beginning on October 24, 2016, the CS&L Stock Fund shall be closed to additional investments through contributions or transfers into the CS&L Stock Fund, but open for transfers out of the Fund.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 2 to the Windstream 401(k) Plan (January 1, 2015 Restatement) to be executed on this 24th day of October, 2016.

WINDSTREAM SERVICES, LLC

By:	/s/Emily Erkel
Title: Member of the Benefits Committee